Exhibit 99.1
Press Release
Contact:
Charles F. Cargile, 949/863-3144
Newport Corporation, Irvine, CA
investor@newport.com
or
Dan Peoples, 858/552-8146
Makinson Cowell (US)
NEWPORT CORPORATION AND OCLARO, INC.
TO EXCHANGE ASSETS
— Newport Will Acquire New FocusTM in Exchange for
Diode Laser Business and $3 Million in Cash —
Irvine, California — June 3, 2009 — Newport Corporation (NASDAQ: NEWP) today announced it has signed definitive agreements with Oclaro, Inc. (NASDAQ: OCLR) for an exchange of assets and cash between the two companies. Under the terms of the agreements, Newport will acquire Oclaro’s New Focus™ business and its portfolio of high-performance products that includes opto-electronics, high-resolution actuators, opto-mechanics, tunable lasers, vacuum and ultraclean solutions, and OEM-engineered solutions. Simultaneously, Oclaro will acquire Newport’s high-power diode laser manufacturing operations, located in Tucson, Arizona.
     Robert Phillippy, Newport’s president and chief executive officer, said, “The New Focus acquisition brings a strong intellectual property position, a well-recognized brand, and a highly differentiated product portfolio to Newport. New Focus’ product lines are an exceptionally good fit with Newport’s existing offerings. New Focus’ sales in 2008 were approximately $30 million, of which 70% consisted of products that will be integrated into our Photonics and Precision Technologies Division and marketed through our industry-leading product catalog and e-commerce website. Another 20% consisted of a family of tunable and single-wavelength lasers that we currently do not offer, and that will fit well with our Lasers Division. The remaining 10% of New Focus’ 2008 revenues were from subsystems for OEM applications, primarily for semiconductor equipment manufacturing customers. While this market is currently at the trough of a deep cyclical downturn, it has performed well for both companies in the past and we believe that New Focus’ OEM subsystems business has excellent upside potential over the longer term.”
     Newport noted that the majority of the photonics products being acquired are being manufactured at Oclaro’s plant in Shenzhen, China, and will be transferred to Newport’s facility in Wuxi, China, approximately doubling the manufacturing output of that facility. Lasers and electro-optical products that are currently manufactured by Oclaro in San Jose, California will be transferred to other Newport facilities.
     The company reported that it expects the transaction to provide incremental profits of $5 million to $8 million in the first full year following the completion of integration.
     As part of the transaction, Newport will pay Oclaro $3 million in cash to reflect differences in the revenue levels of the two businesses, as well as to compensate Oclaro for the higher costs involved in transitioning the diode manufacturing business to its fabrication facilities in Europe. In addition, the two companies will enter into an agreement for Oclaro to be a strategic supplier to Newport of high-power diodes for incorporation into its Spectra-Physics laser products. Both companies will provide transition-related services to the other during an integration period of six to twelve months.
     Phillippy added, “From a strategic perspective, we are acquiring a portfolio of high-value photonics products and systems that serve our core markets, while exiting a diode laser business that is less aligned with the focus and profit model of our Lasers Division. Oclaro owns highly differentiated intellectual property in diode technologies and has significant design and manufacturing resources at its facilities in Caswell, England, and Zurich, Switzerland. By combining our diode laser business with theirs, we will have access to Oclaro’s technology and manufacturing scale to purchase industry-leading diode lasers at very competitive price levels.”
     The transaction is subject to customary closing conditions and is expected to close within three to five weeks. The company noted that it will provide additional information about the expected impact of the transaction on its financial condition and future financial performance after the transaction is finalized.
ABOUT NEWPORT CORPORATION
     Newport Corporation is a leading global supplier of advanced-technology products and systems to customers in the scientific research, microelectronics, aerospace and defense/security, life and health sciences and precision industrial manufacturing markets. Newport’s innovative solutions leverage its expertise in high-power semiconductor, solid-state and ultrafast lasers, photonics instrumentation, sub-micron positioning systems, vibration isolation, optical components and subsystems and precision automation to enhance the capabilities and productivity of its customers’ manufacturing, engineering and research applications. Newport is part of the Standard & Poor’s SmallCap 600 Index and the Russell 2000 Index.

SAFE HARBOR STATEMENT
This news release contains forward-looking statements, including without limitation statements regarding the company’s integration plans for the New Focus operations, the expected upside potential of the semiconductor equipment market, the anticipated incremental profit resulting from the transactions, the expected impact of the diode supply relationship, and the expected timing of closing the transactions. Without limiting the generality of the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipate,” “intend,” “could,” “estimate” or “continue” or the negative or other variations thereof or comparable terminology are intended to identify forward-looking statements. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements. Assumptions relating to the foregoing involve judgments and risks with respect to, among other things, the strength of business conditions in the industries Newport serves, particularly the semiconductor industry; Newport’s ability to successfully penetrate and increase sales to its targeted end markets, particularly to solar cell manufacturing customers and the life and health sciences market; the levels of private and governmental research funding worldwide; potential order cancellations and push-outs; potential product returns; future economic, competitive and market conditions, including those in Europe and Asia and those related to its strategic markets; whether its products will continue to achieve customer acceptance; the timing and success of its outsourcing activities; and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the control of Newport. Certain of these judgments and risks are discussed in more detail in Newport’s Annual Report on Form 10-K for the year ended January 3, 2009. Although Newport believes that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate and, therefore, there can be no assurance that the results contemplated in forward-looking statements will be realized. In light of the significant uncertainties inherent in the forward-looking information included herein, the inclusion of such information should not be regarded as a representation by Newport or any other person that Newport’s objectives or plans will be achieved. Newport undertakes no obligation to revise the forward-looking statements contained herein to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.
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